Exhibit 99.3
Item 7A.  Quantitative and Qualitative Disclosures About Market Risk
Interest Rates.  We are exposed to market risk from changes in interest rates on a significant portion of our outstanding debt. Outstanding revolving balances under our credit agreements bear interest at variable rates based on a margin over defined LIBOR or the Bank of England Base Rate. Based on the amount outstanding under these facilities as of December 31, 2008, a 100 basis point change in interest rates would result in an approximate $2.8 million change to our annual other interest expense. Similarly, amounts outstanding under our floor plan financing arrangements bear interest at a variable rate based on a margin over the prime rate, defined LIBOR or the Euro Interbank offer Rate. We are currently party to swap agreements pursuant to which a notional $300.0 million of our floating rate floor plan debt was exchanged for fixed rate debt through January 2011. Based on an average of the aggregate amounts outstanding under our floor plan financing arrangements subject to variable interest payments, adjusted to exclude the notional value of the swap agreements, during the year ended December 31, 2008, a 100 basis point change in interest rates would result in an approximate $12.9 million change to our annual floor plan interest expense.
We evaluate our exposure to interest rate fluctuations and follow established policies and procedures to implement strategies designed to manage the amount of variable rate indebtedness outstanding at any point in time in an effort to mitigate the effect of interest rate fluctuations on our earnings and cash flows. These policies include:
•	the maintenance of our overall debt portfolio with targeted fixed and variable rate components;

•	the use of authorized derivative instruments;

•	the prohibition of using derivatives for trading or other speculative purposes; and

•	the prohibition of highly leveraged derivatives or derivatives which we are unable to reliably value or obtain a market quotation.
Interest rate fluctuations affect the fair market value of our fixed rate debt, including our swaps, the 7.75% Notes, the Convertible Notes and certain seller financed promissory notes, but, with respect to such fixed rate debt instruments, do not impact our earnings and cash flows.
Foreign Currency Exchange Rates.  As of December 31, 2008, we had dealership operations in the U.K. and Germany. In each of these markets, the local currency is the functional currency. Due to our intent to remain permanently invested in these foreign markets, we do not hedge against foreign currency fluctuations. In the event we change our intent with respect to the investment in any of our international operations, we would expect to implement strategies designed to manage those risks in an effort to mitigate the effect of foreign currency fluctuations on our earnings and cash flows. A ten percent change in average exchange rates versus the U.S. Dollar would have resulted in an approximate $419.9 million change to our revenues for the year ended December 31, 2008.
In common with other automotive retailers, we purchase certain of our new vehicle and parts inventories from foreign manufacturers. Although we purchase the majority of our inventories in the local functional currency, our business is subject to certain risks, including, but not limited to, differing economic conditions, changes in political climate, differing tax structures, other regulations and restrictions and foreign exchange rate volatility which may influence such manufacturers’ ability to provide their products at competitive prices in the local jurisdictions. Our future results could be materially and adversely impacted by changes in these or other factors.